Exhibit 99.1

CONTACT:

PetSmart Investor Relations

(623) 587-2025

PetSmart Elects Elizabeth Nickels to Board of Directors

PHOENIX—(BUSINESS WIRE)—Nov. 18, 2013—PetSmart, Inc. has unanimously elected Elizabeth Nickels to fill a newly created vacancy on its Board of Directors. Nickels will join the 2013 class of directors, and will be eligible for re-election to the Board by the company’s stockholders at the 2014 Annual Meeting of Stockholders.

Nickels is currently the Executive Director of the Herman Miller Foundation and has held several executive positions with the organization for the past twelve years including President of Herman Miller Healthcare and Chief Financial Officer. She is also presently a board member of Spartan Stores, Inc. Prior to joining the Herman Miller Foundation, Nickels served as the Vice President and Chief Financial Officer of Universal Forest Products, Inc. for seven years.

“Elizabeth Nickels brings a great deal of corporate knowledge and experience,” said David Lenhardt, Chief Executive Officer of PetSmart. “We welcome Ms. Nickels to the Board and look forward to working with her.”

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). The company employs approximately 53,000 associates and operates more than 1,301 pet stores in the United States, Canada and Puerto Rico, and over 196 in-store PetSmart® PetsHotel® dog and cat boarding facilities. PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp SM day care services and pet adoption services. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 5 million pets since 1994.

PetSmart Charities, Inc. and PetSmart Charities of Canada, Inc. (“PetSmart Charities”) are independent, nonprofit organizations that save the lives of homeless pets and reduce shelter intake through spay/neuter efforts. In 2012, nearly 450,000 dogs and cats found homes through PetSmart Charities’ adoption centers in all PetSmart stores and by sponsoring community adoption events. PetSmart Charities is the leader in granting money to help pets in need, with more than $28 million given in 2012 throughout North America.